Calculation of Filing Fee Tables
S-8
Affirm Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.00001 per share	457(a)	16,255,640	$ 73.36	$ 1,192,513,750.40	0.0001531	$ 182,573.86
2	Equity	Class A Common Stock, par value $0.00001 per share	457(a)	3,251,128	$ 62.36	$ 202,740,342.08	0.0001531	$ 31,039.55
Total Offering Amounts:						$ 1,395,254,092.48		$ 213,613.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 213,613.41
Offering Note
[1]	Amount Registered (applies to Offering Lines 1 and 2): Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement on Form S-8 shall also cover any additional shares of Affirm Holdings, Inc. Class A common stock, $0.00001 par value per share (the Common Stock), that become issuable under the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan (the 2012 Stock Plan) and the Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan (the 2020 ESPP) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable. Represents 16,255,640 additional shares of Common Stock available for future issuance under the 2012 Stock Plan resulting from the automatic annual increase in the number of authorized shares of Common Stock reserved and available for issuance under the 2012 Stock Plan. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price are estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices per share of Common Stock as reported on The Nasdaq Global Select Market on August 21, 2025 of $73.36 per share.

[2]	Represents 3,251,128 additional shares of Common Stock reserved for future issuance under the 2020 ESPP resulting from the automatic annual increase in the number of authorized shares of Common Stock reserved and available for issuance under the 2020 ESPP. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price are estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low sales prices per share of Common Stock as reported on Nasdaq on August 21, 2025 of $62.36 per share. Pursuant to the 2020 ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A